EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated June 7, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 609 (Florida Insured Municipals Income Trust, Series 169, New Jersey Insured Municipals Income Trust, Series 160 and Colorado Insured Municipals Income Trust, Series 103) as of June 7, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.

                                                              GRANT THORNTON LLP

New York, New York
June 7, 2006